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                                                                       EXHIBIT 2


                               FIRST AMENDMENT
                                     TO
                              RIGHTS AGREEMENT

     FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment"), dated as of April 1, 1999, by and among Varian Associates, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York trust company ("First Chicago").


                                 WITNESSETH:

     WHEREAS, the Company and First Chicago entered into a Rights Agreement, dated as of November 20, 1998 (the "Rights Agreement"), under which First Chicago is the Rights Agent;

     WHEREAS, the Board of Directors of the Company, pursuant to Section 2.4(b) of the Rights Agreement, deems it appropriate to amend the Rights Agreement to adjust the Exercise Price of the Rights in order to adequately protect the interests of holders of Rights generally in connection with the distribution by the Company to its stockholders of all of the Common Stock of two of its wholly owned subsidiaries, Varian Semiconductor Equipment Associates, Inc. and Varian, Inc., at 11:59 p.m., California time, on April 2, 1999 (the "Effective Time"); and

     WHEREAS, the Board of Directors of the Company also deems it desirable to amend the Rights Agreement to reflect (a) the change of the Company's name, and
(b) certain other matters;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Amendment of Rights Agreement. Effective at the Effective Time, the Rights Agreement shall be, and hereby is, amended as follows:

     (a) The entire Rights Agreement is amended by deleting the name "Varian Associates, Inc." in all the places it appears, including Exhibits A and B to the Rights Agreement, and substituting in lieu thereof the name "Varian Medical Systems, Inc."

     (b) Section 1.1 is hereby amended by deleting the dollar amount "$180.00" in the definition of Exercise Price and substituting in lieu thereof the dollar amount $110.00.

     (c) Section 5.9 is hereby amended by deleting the following:
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          Varian Associates, Inc.
          3050 Hansen Way
          Palo Alto, California 94304-1000
          Attention: Corporate Secretary

and substituting in lieu thereof the following:

          Varian Medical Systems, Inc.
          3100 Hansen Way
          Palo Alto, CA 94304-4000
          Attn: Corporate Secretary

     (d) Each reference in the Rights Agreement to "this Agreement," and each use in the Rights Agreement of terms such as "herein," "hereof" and "hereunder," shall mean and be a reference to the Rights Agreement as amended hereby.

     Section 2. Full Force and Effect. Except as specifically provided in this Amendment, the Rights Agreement shall remain in full force and effect and shall in no way be amended, modified or affected.

     Section 3. Governing Law. The Rights Agreement and this Amendment shall be deemed to be contracts made under the laws of the State of Delaware and for all purposes shall be governed by and construed and enforced in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     Section 4. Definitions. Terms used in this Amendment and not defined herein shall have the meanings assigned to such terms by the Rights Agreement.

     Section 5. Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidation or rendering unenforceable the remaining terms and provisions of this Amendment or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

     Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by officers thereof thereunto duly authorized, all as of the day and year first above written.

                                        VARIAN ASSOCIATES, INC.


                                        By:  /s/ Joseph B. Phair
                                           --------------------------
                                        Name:  Joseph B. Phair
                                        Title: Vice President, General
                                               Counsel and Secretary


                                        FIRST CHICAGO TRUST COMPANY
                                         OF NEW YORK, as Rights Agent


                                        By:  /s/ Joanne Gorostiola
                                           --------------------------
                                        Name:  Joanne Gorostiola
                                        Title: Assistant Vice President

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